Exhibit 10.2

CombinatoRx, Incorporated

Mr. Robert Forrester
Chief Financial Officer
CombinatoRx, Incorporated
650 Albany Street
Boston, MA 02118

Dear Mr. Forrester:

Pursuant to your request, General Electric Capital Corporation (“GE Capital”) is pleased to submit the following revised loan proposal for your consideration:

Transaction:	Loan

Borrower:	CombinatoRx, Incorporated

Lender:	General Electric Capital Corporation its affiliates or its assignee (“GE Capital”)

Loan Amount:	$3,310,000.00

Anticipated Funding Period:	March 2006 through March 2007

Term:	48 months – new lab and scientific equipment 38 months – all other equipment

Payment Factor and Interval (all arrears):	48 months: 2.542024%, monthly 36 months: 3.232354%, monthly

Interest Rate:	48 months: 10.12% 36 months: 10.12%

Equipment (Collateral):

New lab and lab support equipment (22%), computer hardware (22%), general office equipment and furniture (23%), tenant improvements (30%) and software (3%) for the internal use of the Borrower. All such Equipment must be acceptable to GE Capital and located within the continental United States at Borrower owned or leased properties.

Other Consideration:	All other terms and conditions that presently exists shall continue to apply.

GENERAL TERMS AND CONDITIONS

Our proposal contains the following provisions and the Loan Payments we propose are specifically based upon these provisions and our assumptions.

1.      MAINTENANCE AND INSURANCE: All maintenance and insurance (fire and theft, extended coverage and liability are the responsibility of the Borrower. Borrower will be responsible for maintaining in force, all risk damage, and liability insurance in amounts and coverages satisfactory to GE Capital.

2.      DOCUMENTATION: GE Capital’s current standard loan documentation for this type of collateralized loan will be used.

3.      INDEXING: The interest Rate(s) and Payment Factor(s) will be adjusted at the time of funding to reflect any increase in the Lender’s cost of funds, which shall be tied to the Federal Reserve’s three (3) and average four (4) year Treasury Constant Maturities Rate(s). The rate(s), and therefore the payment factor(s), assume an index of 4.62% and 4.62% respectively.

CONFIDENTIAL
GE Capital Corporation
LifeScience and Technology Finance	3/21/2006

4.      TRANSACTION COSTS: The Borrower shall be responsible for all closing and transaction costs including any legal fees and inspection and/or appraisals costs.

5.      PROPOSAL FEE: $16,550.00, which shall be retained by GE Capital for application processing underwriting and documentation. All or a portion of the proposal fee will be forfeited if this transaction is approved by GE capital and not executed by Borrower as called for in this proposal. If investment approval is not obtained, the fee will be promptly returned to Borrower (less the cost of credit verification and investigation and any out of pocket expenses incurred such as appraisal fees, legal fees, etc.).

6.      ACCEPTANCE: By signing below, the Borrower acknowledges the terms and conditions of this proposal. Upon receipt of the executed proposal letter and accompanying fee, GE Capital shall commence its investment approval process.

7.      EXPIRATION: This proposal shall expire on April 3, 2006, if GE Capital has not received your acceptance hereof by such date.

This proposal expresses GE Capital’s willingness to seek internal approval for the transaction contemplated herein. By signing and returning this letter both parties acknowledge that: The above proposed terms and conditions do not constitute a commitment by GE Capital, (ii) GE Capital’s senior management may seek changes to the above terms and conditions, and (iii) GE Capital may decline further consideration of this transaction at any point in the approval process. GE Capital’s agreement to fund the proposed transaction remains subject to and would be preceded by completion of a legal and business due diligence, as well as collateral and credit review and analysis, all with results satisfactory to GE Capital and the closing of an initial funding under such transaction would be conditioned upon the prior execution and delivery of final legal documentation and all conditions precedent acceptable to GE Capital and its counsel and no material adverse change in the business condition or prospects of the Company (“Material Adverse Change”). For transactions that contemplate more than one funding, GE Capital’s obligation to make each such subsequent funding would be subject to confirmation that no Material Adverse Change has occurred.

I look forward to your early review and response. If there are any questions, I would appreciate the opportunity to discuss this proposal in more detail at your earliest convenience. Please do not hesitate to contact me directly at (203)-205-5216.

Sincerely,

/s/ William B. Stichle

PROPOSAL ACCEPTED BY:

CombinatoRx, Incorporated

Name:	/s/ R. Forrester
Title:	CFO
Date:	4/19/06

Federal Tax ID#: